EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 31, 2017

ExxonMobil Earns $7.8 Billion in 2016; $1.7 Billion During Fourth Quarter

•	Cash flow from operating activities of $7.4 billion and asset sales of $2.1 billion more than covered fourth quarter dividends and additions to property, plant and equipment
•	Investing strategically across all business segments
•	U.S. Upstream earnings include an impairment charge of $2 billion largely related to dry gas operations in the Rocky Mountains region

	Fourth Quarter			Twelve Months
	2016	2015	%	2016	2015	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	1,680	2,780	-40	7,840	16,150	-51
Earnings Per Common Share
Assuming Dilution	0.41	0.67	-39	1.88	3.85	-51

Capital and Exploration
Expenditures	4,829	7,416	-35	19,304	31,051	-38

IRVING, Texas – January 31, 2017 – Exxon Mobil Corporation today announced estimated 2016 earnings of $7.8 billion, or $1.88 per diluted share. An asset recoverability review was completed in the fourth quarter and resulted in a U.S. Upstream asset impairment charge of about $2 billion mainly related to dry gas operations with undeveloped acreage in the Rocky Mountains region of the U.S. Excluding the impairment charge, full year earnings were $9.9 billion compared with $16.2 billion a year earlier, reflecting lower commodity prices and refining margins.

Fourth quarter earnings were $1.7 billion, including the impairment charge recorded during the period. Excluding the impairment charge, earnings of $3.7 billion were up from the $2.8 billion reported in the fourth quarter of 2015, due to higher liquids realizations partly offset by weaker refining margins.

“ExxonMobil demonstrated solid operating performance in 2016. Financial results for the year were negatively impacted by the prolonged downturn in commodity prices and the impairment charge,” said Darren W. Woods, chairman and chief executive officer. “The company’s continued focus on fundamentals and our ability to leverage an attractive global portfolio through our integrated business ensures we are well positioned to generate long-term shareholder value.”

ExxonMobil completed five major Upstream projects during the year in Australia, Kazakhstan and the U.S., adding 250,000 oil-equivalent barrels per day of working interest production capacity. The company made three important new discoveries in Guyana, Nigeria and Papua New Guinea, and is growing its exploration portfolio, capturing 16 exploration blocks in 2016 with three additional awards to be finalized in 2017.

In the Downstream segment, ExxonMobil completed a 20,000-barrel-per-day crude expansion project at the Beaumont, Texas, refinery that increased the site’s flexibility to process domestic light crude oils. ExxonMobil is also advancing projects to increase production of higher-value fuels and lubricants, including investments at refineries in Belgium and the Netherlands.

The Chemical business continued to capitalize on its liquids and gas cracking capabilities, capturing increased specialty and commodity product demand. The company is selectively investing to extend its advantage with projects that expand production capacity for ethylene and related products around the world.

During 2016, the corporation distributed $12.5 billion in dividends to shareholders.

Fourth Quarter 2016 Highlights
•

Earnings of $1.7 billion decreased $1.1 billion, or 40 percent, from the fourth quarter of 2015. Excluding an impairment charge of $2 billion, earnings of $3.7 billion increased $927 million from the fourth quarter of 2015.

•	Earnings per share assuming dilution were $0.41.
•	Cash flow from operations and asset sales of $9.5 billion, including proceeds associated with asset sales of $2.1 billion, more than covered dividends and additions to property, plant and equipment.
•	Capital and exploration expenditures were $4.8 billion, down 35 percent from the fourth quarter of 2015.
•	Oil‑equivalent production was 4.1 million oil-equivalent barrels per day, with liquids down 3.9 percent and natural gas down 1.7 percent from the prior year.
•	The corporation distributed $3.1 billion in dividends to shareholders.
•	Dividends per share of $0.75 increased 2.7 percent compared to the fourth quarter of 2015.
•

In January 2017, ExxonMobil announced an acquisition that will more than double its Permian Basin resource potential to six billion oil‑equivalent barrels. The upfront acquisition cost of $5.6 billion, to be paid in ExxonMobil shares, will add resource potential of 3.4 billion oil‑equivalent barrels across 250,000 net acres in New Mexico’s Delaware Basin. Additional cash payments over time totaling up to $1 billion are contingent on resource development.

•

In January 2017, ExxonMobil announced positive results from its Payara-1 well offshore Guyana.  The well encountered more than 95 feet of high-quality, oil-bearing sandstone reservoirs, and is the second discovery on the Stabroek Block. In addition to the Payara discovery, appraisal drilling at Liza-3 has identified an additional high-quality, deeper reservoir directly below the Liza field. This deeper reservoir is estimated to contain resources between 100 million and 150 million oil-equivalent barrels.

•

ExxonMobil continues to enhance its global exploration portfolio. ExxonMobil and Total S.A. have jointly submitted the high bid for Block 2 located in the Perdido area offshore Mexico.  Additionally, ExxonMobil and its partner Qatar Petroleum were selected to negotiate the terms of an exploration and production sharing contract for Block 10 offshore Cyprus.

•

In October, the Kashagan oil field in Kazakhstan achieved a stable re-start of production and the second LNG Train at Gorgon in Australia started up.  Production continued to ramp up at these assets through the fourth quarter.

•

The Port Allen Aviation Lubricants Plant achieved full production during the quarter.  The new 90,000‑square‑foot facility expands on the integrated chemical and lubricants complex in Baton Rouge, Louisiana, and helps meet rising demand for high‑performance synthetic aviation lubricants.  The state-of-the-art complex blends, packages and distributes the entire line of Mobil Jet engine lubricants.

•

ExxonMobil announced plans to add a new production unit at its Beaumont, Texas, polyethylene plant that will increase capacity by 65 percent, or approximately 650,000 metric tons per year, to meet growing global chemical demand.  Construction of the new unit has begun at the plant and start-up is expected in 2019.

Fourth Quarter 2016 vs. Fourth Quarter 2015

Upstream earnings were a loss of $642 million in the fourth quarter of 2016, including an impairment charge of $2 billion mainly related to dry gas operations with undeveloped acreage in the Rocky Mountains region of the U.S.  Excluding the impairment charge, earnings were $1.4 billion, up $528 million from the fourth quarter of 2015. Higher liquids realizations partially offset by lower gas realizations increased earnings by a net $510 million. Lower volume and mix effects decreased earnings by $50 million. All other items, including lower expenses partly offset by the absence of favorable non-U.S. tax items from the prior year, increased earnings by $70 million.

On an oil‑equivalent basis, production was down 127,000 barrels per day, or 3 percent, compared  with the fourth quarter of 2015. Liquids production totaled 2.4 million barrels per day, down 97,000 barrels per day as field decline and lower entitlements were partly offset by increased project volumes, notably in Nigeria and Indonesia. Natural gas production was 10.4 billion cubic feet per day, down 179 million cubic feet per day from 2015 as higher project volumes were more than offset by field decline and lower entitlements.

U.S. Upstream earnings were a loss of $2.3 billion in the fourth quarter of 2016, including an impairment charge of $2 billion.  Excluding the impairment charge, earnings were a loss of $301 million, an improvement of $237 million from the fourth quarter of 2015. Non‑U.S. Upstream earnings were $1.7 billion, up $291 million from the prior year period.

Downstream earnings were $1.2 billion, down $110 million from the fourth quarter of 2015. Weaker refining and marketing margins decreased earnings by $570 million, while favorable volume and mix effects increased earnings by $200 million. All other items increased earnings by $260 million as gains from divestments in Canada were partly offset by higher maintenance expense and unfavorable foreign exchange impacts. Petroleum product sales of 5.5 million barrels per day were down 173,000 barrels per day from the prior year mainly reflecting the divestment of refineries in California and Louisiana.

Earnings from the U.S. Downstream were $270 million, down $165 million from the fourth quarter of 2015. Non‑U.S. Downstream earnings of $971 million were $55 million higher than prior year.

Chemical earnings of $872 million were $91 million lower than the fourth quarter of 2015. Margins decreased earnings by $10 million. Volume and mix effects decreased earnings by $30 million. All other items decreased earnings by a net $50 million due to unfavorable inventory effects. Fourth quarter prime product sales of 6.3 million metric tons were 175,000 metric tons lower than the prior year.

U.S. Chemical earnings of $352 million were $168 million lower than the fourth quarter of 2015. Non‑U.S. Chemical earnings of $520 million were $77 million higher than prior year.

Corporate and financing earnings of $209 million were $600 million higher than the fourth quarter of 2015 mainly reflecting favorable non-U.S. tax items.

Full Year 2016 Highlights
•	Earnings of $7.8 billion decreased 51 percent from $16.2 billion in 2015. Excluding an impairment charge of $2 billion, earnings were $9.9 billion, a decrease of $6.3 billion from the prior year.
•	Earnings per share assuming dilution were $1.88.
•	Cash flow from operations and asset sales was $26.4 billion, including proceeds associated with asset sales of $4.3 billion.

•	Capital and exploration expenditures were $19.3 billion, down 38 percent from 2015.
•	Oil‑equivalent production was down slightly at 4.1 million oil-equivalent barrels per day, with liquids up 0.9 percent and natural gas down 3.7 percent.

•	The corporation distributed $12.5 billion in dividends to shareholders.

Full Year 2016 vs. Full Year 2015

Upstream earnings were $196 million, including an impairment charge of $2 billion. Excluding the impairment charge, earnings were $2.2 billion, down $4.9 billion from 2015. Lower realizations decreased earnings by $5.3 billion. Favorable volume and mix effects increased earnings by $130 million. All other items increased earnings by $310 million, primarily due to lower expenses partly offset by the absence of favorable tax items from the prior year.

On an oil‑equivalent basis, production of 4.1 million barrels per day was down slightly compared to 2015. Liquids production of 2.4 million barrels per day increased 20,000 barrels per day with increased project volumes, mainly in Canada, Indonesia and Nigeria, partly offset by field decline, the impact from Canadian wildfires, and downtime notably in Nigeria. Natural gas production of 10.1 billion cubic feet per day decreased 388 million cubic feet per day from 2015 as field decline, regulatory restrictions in the Netherlands and divestments were partly offset by higher project volumes and work programs.

U.S. Upstream earnings were a loss of $4.2 billion in 2016, including an impairment charge of $2 billion.  Excluding the impairment charge, earnings were a loss of $2.1 billion compared to a loss of $1.1 billion in 2015. Earnings outside the U.S. were $4.3 billion, down $3.8 billion from the prior year.

Downstream earnings of $4.2 billion decreased $2.4 billion from 2015. Weaker refining and marketing margins decreased earnings by $3.8 billion, while volume and mix effects increased earnings by $560 million. All other items increased earnings by $920 million, mainly reflecting gains from divestments, notably in Canada. Petroleum product sales of 5.5 million barrels per day were 272,000 barrels per day lower than 2015 mainly reflecting the divestment of refineries in California and Louisiana.

U.S. Downstream earnings were $1.1 billion, a decrease of $807 million from 2015. Non‑U.S. Downstream earnings were $3.1 billion, down $1.5 billion from the prior year.

Chemical earnings of $4.6 billion increased $197 million from 2015. Stronger margins increased earnings by $440 million. Favorable volume and mix effects increased earnings by $100 million. All other items decreased earnings by $340 million, primarily due to the absence of asset management gains in the U.S. Prime product sales of 24.9 million metric tons were up 212,000 metric tons from 2015.

U.S. Chemical earnings were $1.9 billion, down $510 million from 2015 reflecting the absence of asset management gains. Non‑U.S. Chemical earnings of $2.7 billion were $707 million higher than prior year.

Corporate and financing expenses of $1.2 billion in 2016 were $754 million lower than 2015 mainly reflecting favorable non-U.S. tax items.

During 2016, Exxon Mobil Corporation purchased 12 million shares of its common stock for the treasury at a gross cost of $977 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.

Upstream Asset Impairment Charge

As disclosed in the corporation’s third quarter 2016 Form 10-Q filing, continued weakness in the upstream industry environment during 2016, continued weak financial results for several assets in North America, and a reduction in the mid‑point of the ranges of the corporation’s long‑term oil and natural gas prices developed as part of its annual planning and budgeting cycle, led the corporation to conclude that the facts and circumstances supported performing an impairment assessment of certain long-lived assets, notably North America natural gas assets and certain other assets across the remainder of its Upstream operations. The assessment reflected long‑term crude and natural gas prices which are consistent with the mid‑point of the ranges that management uses to evaluate investment opportunities and which are in the range of long‑term price forecasts published by third‑party industry experts and government agencies. This assessment indicated that the vast majority of asset groups have future undiscounted cash flow estimates exceeding carrying values. However, the carrying values for certain asset groups in the United States exceeded the estimated cash flows. As a result, the corporation’s fourth quarter 2016 results include an after-tax charge of $2 billion to reduce the carrying value of those assets to fair value. The asset groups subject to this impairment charge are primarily dry gas operations in the Rocky Mountains region of the United States with large undeveloped acreage positions.

	2016
	Fourth Quarter	Twelve Months

Earnings (millions of dollars)
Net income attributable to ExxonMobil	1,680	7,840
Impairment charge*	(2,027)	(2,027)
Net income attributable to ExxonMobil excluding impairment charge	3,707	9,867

Upstream Earnings (millions of dollars)
Net income attributable to ExxonMobil	(642)	196
Impairment charge*	(2,027)	(2,027)
Net income attributable to ExxonMobil excluding impairment charge	1,385	2,223

U.S. Upstream Earnings (millions of dollars)
Net income attributable to ExxonMobil	(2,328)	(4,151)
Impairment charge*	(2,027)	(2,027)
Net income attributable to ExxonMobil excluding impairment charge	(301)	(2,124)

*Impairment charge resulting from the fourth quarter 2016 asset recoverability assessment.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on January 31, 2017. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Future results, including project plans, costs, timing, and capacities; capital and exploration expenditures; asset carrying values; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil, gas or petrochemical prices or other market or economic conditions affecting the oil, gas or petrochemical industries, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms and outcome of commercial negotiations; changes in technical or operating conditions; actions of competitors; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2015 Form 10‑K. Closing of pending acquisitions is also subject to satisfaction of the conditions precedent provided in the applicable agreement. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. This press release also includes earnings excluding an impairment charge related to the fourth quarter 2016 Upstream asset recoverability assessment. We believe this figure is useful for investors to consider in comparing the performance of our underlying business across periods when one of the periods, such as fourth quarter 2016, includes a significant impairment charge. A reconciliation of earnings excluding this impairment charge to GAAP earnings is shown on page six. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.  Mobil Jet is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I

Exxon Mobil Corporation
Fourth Quarter 2016
(millions of dollars, unless noted)
	Fourth Quarter		Twelve Months
	2016	2015	2016	2015
Earnings / Earnings Per Share

Total revenues and other income	61,016	59,807	226,094	268,882
Total costs and other deductions	60,399	57,179	218,125	246,916
Income before income taxes	617	2,628	7,969	21,966
Income taxes	(1,407)	(202)	(406)	5,415
Net income including noncontrolling interests	2,024	2,830	8,375	16,551
Net income attributable to noncontrolling interests	344	50	535	401
Net income attributable to ExxonMobil (U.S. GAAP)	1,680	2,780	7,840	16,150

Earnings per common share (dollars)	0.41	0.67	1.88	3.85

Earnings per common share
- assuming dilution (dollars)	0.41	0.67	1.88	3.85

Other Financial Data

Dividends on common stock
Total	3,133	3,054	12,453	12,090
Per common share (dollars)	0.75	0.73	2.98	2.88

Millions of common shares outstanding
At December 31			4,148	4,156
Average - assuming dilution	4,176	4,183	4,177	4,196

ExxonMobil share of equity at December 31			167,325	170,811
ExxonMobil share of capital employed at December 31			212,794	211,658

Income taxes	(1,407)	(202)	(406)	5,415
Sales-based taxes	5,403	5,370	21,090	22,678
All other taxes	7,189	7,336	28,265	29,790
Total taxes	11,185	12,504	48,949	57,883

ExxonMobil share of income taxes of
equity companies	436	609	1,692	3,011

			Attachment II

Exxon Mobil Corporation
Fourth Quarter 2016
(millions of dollars)
	Fourth Quarter		Twelve Months
	2016	2015	2016	2015
Earnings (U.S. GAAP)
Upstream
United States	(2,328)	(538)	(4,151)	(1,079)
Non-U.S.	1,686	1,395	4,347	8,180
Downstream
United States	270	435	1,094	1,901
Non-U.S.	971	916	3,107	4,656
Chemical
United States	352	520	1,876	2,386
Non-U.S.	520	443	2,739	2,032
Corporate and financing	209	(391)	(1,172)	(1,926)
Net income attributable to ExxonMobil	1,680	2,780	7,840	16,150

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	7.4	4.3	22.1	30.3
Proceeds associated with asset sales	2.1	0.8	4.3	2.4
Cash flow from operations and asset sales	9.5	5.1	26.4	32.7

			Attachment III

Exxon Mobil Corporation
Fourth Quarter 2016

	Fourth Quarter		Twelve Months
	2016	2015	2016	2015
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	496	494	494	476
Canada / South America	453	452	430	402
Europe	208	222	204	204
Africa	449	543	474	529
Asia	726	722	707	684
Australia / Oceania	52	48	56	50
Worldwide	2,384	2,481	2,365	2,345

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,997	3,123	3,078	3,147
Canada / South America	222	241	239	261
Europe	2,518	2,504	2,173	2,286
Africa	7	4	7	5
Asia	3,698	4,103	3,743	4,139
Australia / Oceania	982	628	887	677
Worldwide	10,424	10,603	10,127	10,515

Oil-equivalent production (koebd)[1]	4,121	4,248	4,053	4,097

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Fourth Quarter 2016

	Fourth Quarter		Twelve Months
	2016	2015	2016	2015
Refinery throughput (kbd)
United States	1,604	1,649	1,591	1,709
Canada	401	390	363	386
Europe	1,460	1,483	1,417	1,496
Asia Pacific	706	679	708	647
Other	200	194	190	194
Worldwide	4,371	4,395	4,269	4,432

Petroleum product sales (kbd)
United States	2,227	2,416	2,250	2,521
Canada	499	472	491	488
Europe	1,535	1,530	1,519	1,542
Asia Pacific	719	758	741	746
Other	526	503	481	457
Worldwide	5,506	5,679	5,482	5,754

Gasolines, naphthas	2,304	2,330	2,270	2,363
Heating oils, kerosene, diesel	1,826	1,921	1,772	1,924
Aviation fuels	387	403	399	413
Heavy fuels	368	368	370	377
Specialty products	621	657	671	677
Worldwide	5,506	5,679	5,482	5,754

Chemical prime product sales,
thousand metric tons (kt)
United States	2,409	2,565	9,576	9,664
Non-U.S.	3,900	3,919	15,349	15,049
Worldwide	6,309	6,484	24,925	24,713

			Attachment V

Exxon Mobil Corporation
Fourth Quarter 2016
(millions of dollars)
	Fourth Quarter		Twelve Months
	2016	2015	2016	2015
Capital and Exploration Expenditures
Upstream
United States	817	1,615	3,518	7,822
Non-U.S.	2,755	4,255	11,024	17,585
Total	3,572	5,870	14,542	25,407
Downstream
United States	231	236	839	1,039
Non-U.S.	472	543	1,623	1,574
Total	703	779	2,462	2,613
Chemical
United States	405	493	1,553	1,945
Non-U.S.	125	199	654	898
Total	530	692	2,207	2,843

Other	24	75	93	188

Worldwide	4,829	7,416	19,304	31,051

Exploration expenses charged to income
included above
Consolidated affiliates
United States	42	60	220	182
Non-U.S.	296	459	1,242	1,340
Equity companies - ExxonMobil share
United States	-	9	-	12
Non-U.S.	51	3	52	36
Worldwide	389	531	1,514	1,570

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

[1] Computed using the average number of shares outstanding during each period.